Exhibit 23.2




          INDEPENDENT AUDITORS' CONSENT

          To the Board of Directors and Stockholders of Grand Court Lifestyles, Inc.
          Boca Raton, Florida

          We consent to the use in this Amendment No. 5 to the Registration Statement (No. 333-05955) of Grand Court Lifestyles, Inc. on Form S-1 of our report dated April 26, 1996, except for Notes 12c and 13 as to which the date is February 3, 1997, appearing in the Prospectus, which is part of this Amendment No. 5 to the Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.


          /s/ Deloitte & Touche LLP

          DELOITTE & TOUCHE LLP
          New York, New York
          March 10, 1997